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                                                                     EXHIBIT 8.2


September 17, 1999


U S WEST, Inc.
1801 California Street
Denver, Colorado 80202


Re:  MERGER OF U S WEST, INC. WITH AND INTO QWEST COMMUNICATIONS
     INTERNATIONAL INC.

Ladies and Gentlemen:

    You have asked us for our opinion regarding certain U.S. federal income tax matters in connection with the merger (the "Merger") of U S WEST, Inc., a Delaware corporation ("U S WEST"), with and into Qwest Communications International Inc., a Delaware corporation ("Qwest"), to be accomplished pursuant to an Agreement and Plan of Merger by and among U S WEST and Qwest, dated July 18, 1999, as amended by Amendment No. 1 dated as of September 8, 1999 (the "Merger Agreement"). All capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Merger Agreement.

    In arriving at the opinions expressed below, we have examined and relied upon (i) the Merger Agreement, (ii) the Registration Statement on Form S-4, as filed by Qwest with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), including the related Joint Proxy Statement of U S WEST and Qwest (the "Registration Statement"), (iii) documents delivered in connection with the transactions contemplated by the Merger Agreement including, without limitation, the representation letters made by an authorized officer of each of U S WEST and Qwest, dated as of the date hereof and addressed to us, copies of which are attached hereto as Exhibits A and B, respectively (the "Representation Letters"), and (iv) all such documents, instruments and other certificates as we have deemed appropriate as a basis for the opinions expressed below (collectively with all documents referred to in this sentence, the "Transaction Documents").

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    In rendering the opinions set forth below, we have relied upon all statements, facts and representations in the Transaction Documents, and assumed that all such documents are complete and authentic and have been duly authorized, executed and delivered. We have further assumed that all statements, facts and representations made in such documents are true (without regard to any qualifications stated therein and without undertaking to verify such statements, facts and representations by independent investigation), that the respective parties thereto and all parties referred to therein will act in all respects at all relevant times in conformity with the requirements and provisions of such documents, and that none of the terms and conditions contained therein has been or will be waived or modified in any respect. We have made such other investigations of fact and law as we have deemed appropriate as a basis for the opinions expressed below.

    The following opinions are based upon the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury regulations, and rulings and decisions thereunder, each as in effect on the date hereof, and may be affected by amendments to the Code or to Treasury regulations thereunder or by subsequent judicial or administrative interpretation thereof, any of which may have retroactive effect. We express no opinions other than as to the federal income tax law of the United States of America. This opinion letter does not address the various state, local, or foreign tax consequences that may result from the transactions contemplated by the Merger Agreement.

    On the basis of and subject to the foregoing, it is our opinion, as of the date hereof and under existing law, that:

    1. the consummation of the Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code,

    2. Qwest and U S WEST will each be a party to the reorganization within the meaning of Section 368(b) of the Code,

    3. subject to the qualifications set forth therein, the statements in the Joint Proxy Statement under the heading "The Merger -- Material Federal Income Tax Consequences of the Merger," insofar as such statements purport to summarize certain federal income tax laws of the United States and legal conclusions with respect thereto, constitute a fair summary of the material U.S. federal income tax consequences of the Merger.

    The statements in the Joint Proxy Statement under the heading "The Merger --Material Federal Income Tax Consequences of the Merger," summarizing the material U.S. federal income tax consequences of the Merger, may not be applicable to U S WEST stockholders who receive their Qwest Common Stock pursuant to the exercise of employee stock options, or that are not citizens or residents of the United States for federal income tax purposes.

    We hereby consent to the filing of this opinion letter with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the

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heading "The Merger -- Material Federal Income Tax Consequences of the
Merger" in the Joint Proxy Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the General Rules and Regulations of the Commission.

    This opinion letter is furnished to you solely for your benefit in connection with the preparation of the Registration Statement and is not to be used, circulated, quoted or otherwise referred to for any other purpose or relied upon by any other person without our express written permission.

    We expressly disclaim any obligation or undertaking to update or modify this opinion letter as a consequence of any future changes in applicable laws or Treasury regulations or the facts bearing upon this opinion letter, any of which could affect our conclusions.

Very truly yours,




CADWALADER, WICKERSHAM & TAFT